Exhibit (k)(4)

ARK VENTURE FUND
AMENDMENT #1 TO THE EXPENSE REIMBURSEMENT AGREEMENT

This AMENDMENT (this “Amendment”) made this 25th day of July 2024 to the Expense Reimbursement Agreement (the “Agreement”) dated ____________, 2022 between ARK VENTURE FUND, a Delaware statutory trust (the “Fund”), and the investment adviser of the Fund, ARK INVESTMENT MANAGEMENT LLC (the “Adviser”).

WHEREAS, the Fund and the Adviser desire to amend the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Fund and the Adviser agree to amend the Agreement as follows:

1.	Effective as of the date hereof, Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Adviser shall incur the Fund’s organizational costs and the initial offering costs associated with the Fund’s continuous offering of shares including, but not limited to, legal expenses, printing costs, and expenses relating to the initial seed audit. The Fund shall reimburse the Adviser for any such payments within three years of the Adviser incurring such expenses subject to the limitation that a reimbursement (an “Adviser Recoupment”) will be made only if and to the extent that: (i) the Fund’s net assets exceed $125,000,000; and (ii) that upon payment, the Adviser Recoupment does not cause the Fund’s net assets to fall below $125,000,000 provided that at the time the Adviser requests reimbursement of such costs, it provides to the Fund a record of the amount of such costs, the date incurred, and the purpose of the costs.”

2.	All other terms and conditions of the Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARK VENTURE FUND		ARK INVESTMENT MANAGEMENT LLC

By:	/s/ Thomas G. Staudt	By:	/s/ Catherine D. Wood
Name:	Thomas G. Staudt	Name:	Catherine D. Wood
Title:	President	Title:	Chief Executive Officer/CIO